Fiscal Year 2014 1 st Quarter Earnings Call November 11, 2013 1 Exhibit 99.2

This presentation contains forward looking statements under the safe harbor provisions of the US securities laws. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management.
Our management believes that these forward-looking statements are reasonable as and when made. However you should not place undue reliance on any such forward looking statements as these are subject to risks and
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Introductory Comments by Unilife CEO Alan Shortall

Entered period of long-term partnerships and rapid revenue growth
Received $5MM Sanofi payment (deferred revenue in Sep 30, 2013 balance sheet)
Beginning to receive payments from other customers for active programs
Sequential quarterly growth anticipated in Fiscal Year 2014
Significant annual growth year over prior year in Fiscal Year 2014 and beyond
Today’s contract with MedImmune for ReadyToGo™ wearable injectors
Continued expansion of product portfolio and commercial pipeline
All customer programs on track irrespective of ‘nuisance’ lawsuits

The Market for Wearable Injectors
Estimated 350 million wearable injectors to be
sold annually by 2024
$20 - $35 ASP /unit likely to translate into a
market size of $8.8 billion by 2024
Projected CAGR of 138% from 2015 - 2020 and
48% from 2020 – 2024
More than 110 high viscous and large volume
marketed and / or pipeline biologics being
developed for use with wearable injectors
Multiple therapy areas targeted including
cancer and auto-immune diseases

Source: Roots Analysis: Bolus Injectors Market, 2014 – 2024, Global License

unilife
Precision-Therapy™
Wearable Injector™
REF ABC-123
LOT 19087-00
EXP 2014-01
unilife
Flex-Therapy™
Wearable Injector™
REF ABC-123
LOT 19087-00
EXP 2014-01

unilife

ReadyToGo™ Platform of Wearable Injectors

Pre-Filled. Pre-Assembled. Ready-to-Inject.
Precision-Therapy™ Flex-Therapy™
For long-duration therapies that require
delivery of large dose volumes
For long-duration therapies that require delivery of
large dose volumes with a specific rate profile

Supply Contract with MedImmune
MedImmune is the global biologics R&D arm of AstraZeneca
One of the richest biologic portfolios in the industry
120 large molecule drugs in R&D (half of AstraZeneca’s total clinical pipeline)
Under this agreement,  Unilife will customize and supply devices from its platform of wearable injectors for use with target molecules
Several drugs may be selected for use with Unilife's wearable injectors
Unilife selected after an extensive evaluation process
Unilife begins generating revenue in 1Q FY2014

Financial Data

1Q FY2014 1Q FY2013
Revenues
$3.2MM $0.7MM
Research & development
$6.4MM $4.7MM
Selling, general & administrative
$6.5MM $6.6MM
Net loss
$11.2MM $12.5MM
Net loss per share – diluted
$0.12 $0.16
Adjusted net loss
$7.1MM $9.1MM
Adjusted net loss per share - diluted
$0.08 $0.12

Moving Forward
Focused on rapid and significant growth in the long-term
Anticipating sequential quarterly growth in FY2014
Annual growth year over prior year in FY2014 and beyond
Continuing to increase investment in R&D and operations
Much of our operating expenditure to be offset by increasing revenue
Can be cash flow positive this year if we wanted to do so, but this not in the best long-term interests of shareholders
Limiting R&D investment today can dampen future growth and slow programs
Committed to attaining a position of global leadership for injectable drug delivery systems

Fiscal Year 2014 1st Quarter Earnings Call Questions 9